Exhibit 5.01

May 8, 2013

Cadence Design Systems, Inc.

2655 Seely Avenue, Building 5

San Jose, CA 95134

Re:	Cadence Design Systems, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Cadence Design Systems, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 1,495,107 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), that are subject to issuance by the Company upon the exercise of options granted under the Tensilica, Inc. 2007 Stock Incentive Plan (the “2007 Plan”). The options issuable under the 2007 Plan were assumed by the Company pursuant to the terms of that certain Agreement and Plan of Merger, dated as of March 11, 2013, by and among the Company, Tensilica, Inc., Tundra Holdings, Inc., a wholly-owned subsidiary of the Company, Tundra Subsidiary Corporation, an indirect subsidiary of the Company, and, solely in its capacity as the agent for the former security holders of Tensilica, Shareholder Representative Services LLC.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the 2007 Plan and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP